Exhibit 10.58

AGREEMENT AND MUTUAL RELEASE

This Agreement and Mutual Release (“Agreement”) is made by and between Sanmina-SCI  Corporation, for itself and on behalf of all its subsidiaries and affiliates hereinafter referred to as the (“Company”) and Randy W. Furr, hereinafter referred to as (“Executive”).

WHEREAS, Executive has been employed by the Company for a period of time; and

WHEREAS, the Company and Executive have mutually agreed to terminate the employment relationship and to release each other from any claims arising from or related to the employment relationship,

NOW THEREFORE, in consideration of the mutual promises made herein, the Company and Executive (collectively referred to as “the Parties”) hereby agree as follows:

1.             Termination. Executive ceased to be, and resigned as, the President and Chief Operating Officer of the Company effective as of October 24, 2005.  Executive resigned from the Board of Directors of the Company, effective as of October 24, 2005.  Executive shall cease to be an active employee of the Company as of Friday November 4, 2005 (the “Termination Date”). As of the Termination Date , Executive shall terminate from all other positions held on that date in any Company legal entity, including subsidiaries and affiliates of the Company.   At the request of the Company, Executive shall execute any additional documents reasonably necessary to effectuate his change of status and these resignations. For a period of thirty-six (36) months beginning with the effective date of this agreement Executive will be placed on a leave of absence status and Executive will serve as a consultant to the Company, such relationship to end on November 4, 2008.  During the time Executive provides services as a consultant he will continue to receive continuation of pay for services as a consultant, from the effective date of this agreement to, November 4, 2008. Consultant services and responsibilities will be as assigned by Jure Sola, Chairman and Chief Executive Officer of the Company.

2.             Continuation Pay and Related Matters.

(a)           The Company shall provide continuation pay (the “Continuation Pay”) for a period of thirty-six  36 months, beginning following the Termination Date an continuing through and until, November 4, 2008 (the “Continuation Pay Period”).  The aggregate amount of Continuation Pay shall equal two times Executive’s annual salary as in effect on the Termination Date (or two times $600,000, resulting in aggregate Continuation Pay of $1,200,000).  Accordingly, Executive shall be paid an amount equal to $16,666.66 twice monthly commencing with the first pay period in November 2005  in accordance with the Company’s normal pay schedule.  Such payments shall be subject to all applicable withholdings.  During the Continuation Pay Period, Executive shall not accrue vacation or be entitled to any other employment-related benefits other than insurance benefits as set forth in Section 3 hereof.  The Company’s obligation to make such payments shall not terminate even in the event that Executive may become employed full-time by another employer during the Continuation Pay Period.

(b)           On the Termination Date, the Company will pay to the Executive an amount equal to any salary and accrued vacation due to Executive as of the Termination Date.  During the period between January 6, 2006 and January 13, 2006, the Company will pay to the Executive the Executive’s fiscal 2005 management bonus as determined in accordance with the Company’s fiscal 2005 management bonus program and as approved by the Compensation Committee of the Company’s Board of Directors on October 24, 2005.  The gross, pre-tax amount of this bonus is $456,000.00.  Executive hereby acknowledges and represents that, upon such payment, the Company will have paid all salary, wages, bonuses, accrued vacation, commissions and any and all other compensation due to Employee, other than Executive’s final expense reimbursement request (which shall be submitted with appropriate supporting documentation in accordance with Company policy) and the Continuation Pay set forth in Section 2(a) above; provided, however that Continuation Pay and the 2005 Bonus will be subject to the provisions of Section 15 hereof.

(c)           Executive agrees that upon entering into this Agreement, he will forfeit any rights he may have with respect to a restricted stock award of 500,000 shares of Company Common Stock awarded pursuant to a Restricted Stock Agreement dated           , 2003.  Executive agrees and acknowledges that such forfeitures represent a portion of the consideration for the Company’s agreement to provide Continuation Pay pursuant to this Agreement.

(d)           Executive agrees and acknowledges that the Company will cease making contributions to the whole life insurance policy effective as of the Termination Date.  The Company will, if requested by the Executive, assign such whole life insurance policy to Executive, including any cash surrender value or other accumulated value with respect thereto.  From and after the Termination Date, Executive will be responsible for all obligations with respect to or related to such whole life insurance policy, including premium payments and any tax consequences arising from such assignment.

3.             Benefits.  During the Continuation Pay Period, the Company will continue the medical, dental, term life and vision insurance benefits provided to Executive and his dependents as of the Termination Date on substantially the same terms and conditions as in effect on the Termination Date; provided that (i) in the event the Executive commences full-time employment with another employer the Company’s obligations to continue benefits shall cease at such time as Executive commences such employment and benefits under his new employer’s benefit plans become available and (ii) in the event the terms and conditions of the Company’s insurance programs for executive officers are modified or amended during the Continuation Pay Period, such modifications and amendments shall be binding upon Executive.  Executive is eligible to participate in the Company’s 401(k) program during the Continuation Pay Period, provided that the Company shall not be obligated to make any Company  matching contributions to Executive.  Participation in the Company’s Employee Stock Purchase Plan will cease as of the Termination Date.  Vacation

accrual will cease as of the Termination Date.    After the Termination Date Executive shall not be entitled to vacation pay nor be eligible for and shall not participate in any of the Company’s bonus plans, or any other Company benefit plans except as indicated in this Section 3.

4.             Vesting of Stock.  The Parties agree that for purposes of determining the number of shares of the Company’s Common Stock which Executive is entitled to purchase from the Company pursuant to Executive’s stock option grants, Executive will be entitled to continue vesting of stock until the Termination Date.  Executive will be able to exercise vested, unexpired stock options through the Continuation Pay Period, provided that Executive abides by all of his obligations under this Agreement.  The exercise of any stock options shall continue to be subject to the existing terms and conditions of the Company’s Stock Option Plans and the applicable Stock Option Agreement between Executive and the Company.  For purposes of Incentive Stock Options, a leave of absence may not exceed ninety days, unless reemployment upon expiration of such leave is guaranteed by statute or contract.  As reemployment is not contemplated hereby, on the 91st day of such leave any Incentive Stock Option held by the Executive shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option.  Upon exercise of a Nonstatutory Stock Option, the Company is required to withhold all applicable payroll taxes, and Executive hereby consents to such withholding.

5.             Employer Property/Non Disclosure of Confidential Business Information. Executive shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall continue to comply with the terms and conditions of the Confidentiality Agreement between Executive and the Company. Executive shall immediately return all the Company property, and confidential and proprietary information that is in his possession.

(a)   Definitions.  “Confidential Business Information” includes all information used in or related to the Company’s business that is not made available by the Company to the general public, including but not limited to all confidential and proprietary business information and information that qualifies as a “trade secret” under California law. Confidential Business Information includes, but is not limited to, information related to the following:

i.	internal financial information of any kind;

ii.	the Company’s products, product promotion, quality control, marketing and sales;

iii.	the Company’s manufacturing methods, techniques, procedures and programs;

iv.	computer software and technology developed, designed or specially modified for the Company’s business;

v.

the Company’s setting, listing and coding of product prices, including the methods used to determine or set prices, and the credit, discounts, rebates, concessions and payment terms offered by the Company;

vi.	the Company’s customers, vendors, distributors, suppliers and contractors;

vii.	the Company’s bids or proposals to customers, including information related to the development or evaluation of such bids or proposals;

viii.

any information received by the Company from existing or prospective suppliers, customers or contractors, unless the information has been made public or the disclosure of the information has been authorized by the Senior Vice President of Legal and Human Resources.

ix.	any other information that gives the Company the opportunity to obtain a business advantage over competitors; and

x.	the terms of this Agreement, including but not limited to the amount of consideration to be paid under this Agreement.

Confidential Business Information includes verbal information, information contained in a Document, and information that Executive may have committed to memory, even though he has returned to the  Company all Documents containing such information. Document includes anything that may be used to record, convey or store information, including but not limited to:  writings, drawings, blueprints, graphs, charts, computer printouts, computer disks, CD-ROMs, information contained in any computer memory storage, tape recordings, and any other data compilations from which information can be obtained or translated, if necessary, into reasonably usable form.  Confidential Business Information does not include information that is available to someone generally knowledgeable in the industry.

(a)

Receipt of Confidential Business Information and Documents. During the course of employment with the Company, Executive acknowledges that he received, developed, became exposed to, or otherwise acquired Confidential Business Information. Whether prepared or compiled by the Company, or by any other person on the Company’s behalf, Executive agrees that Confidential Business Information is the sole and exclusive property of the Company.

(b)

Return of Employer’s Property. Executive shall not possess, use or copy any documents without authorization from the Company. Executive shall exert best efforts, in good faith, to prevent any unauthorized, unnecessary or inappropriate disclosure or use of Documents or the information contained in such Documents. Prior to the termination date, Executive will return (i) all property in Executive’s possession or under Executive’s control belonging to the Company, including but not limited to any credit cards, keys, business equipment and supplies, and (ii) all Documents in Executive’s possession or under Executive’s control, regardless whether the Documents contain Confidential Business Information.

(c)	Non-Disclosure. Executive agrees that any unauthorized, unnecessary or inappropriate disclosure or use of Confidential Business Information would threaten or compromise the Company’s business and the Company’s competitive advantage in retaining and procuring business.

(d)

Executive shall not in any matter solicit or entice, or assist any person or entity in soliciting or enticing, any person to disclose or use Confidential Business Information for his or her own benefit or for the benefit of any other person, firm or entity.

6.             Disparagement. Executive agrees not make any disparaging, negative or untrue statements about the Company, including without limitation statements about the Company, it’s products, business affairs or employees. The Company agrees not to disparage Executive.

7.             Payment of Salary. Executive acknowledges and represents that the Company has paid all salary, and wages, and any and all other benefits due to Executive as of the Effective Date of this Agreement, except as specified in Sections 2 and 3, above.

8.             Release of Claims. Executive agrees that in consideration for the Continuation Pay and health benefits continuation described above as well as the Company’s other covenants and agreements set forth herein, he shall waive and release any and all claims, causes of action, debts or actions against the Company and the releasees described below. Executive and the Company, on behalf of themselves, and their respective heirs, family members, executors, officers, directors, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, hereby fully and forever release each other and their respective heirs, family members, executors, officers, directors, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, from, and agree not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that any of them may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement, including but not limited to:

(a)

any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;

(b)

any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)

any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices;

defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(d)

any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act (as amended), the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, Older Workers Benefit Protection Act; the California Fair Employment and Housing Act, California Labor Code section 201, et seq.

(e)

any and all claims for violation of the federal, or any state, constitution;

(f)

any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

(g)

any and all claims for attorneys’ fees and costs.

The Company and Executive agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released.  This release does not extend to any obligations incurred under this Agreement.

9.             Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that he has been advised by this writing that (a) he should consult with an attorney prior to executing this Agreement; (b) he has twenty-one (21) days within which to consider this Agreement from the date Executive received the agreement; (c) he has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; (d) in the event Executive wishes to revoke the Agreement, he must submit such revocation in writing and deliver to Carmine Renzulli, Senior Vice President, Legal and Human Resources within seven (7) days following his signing of the Agreement; and (e) this Agreement shall not be effective until the revocation period has expired.

10.           Civil Code Section 1542.  The Parties represent that they are not aware of any claim by either of them other than the claims that are released by this Agreement. Executive and the Company acknowledge that California Civil Code Section 1542 provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Executive and the Company, being aware of said code section, agree to expressly waive any rights they may have thereunder, as well as under any other statute or common law principles of similar effect.

11.           No Pending or Future Lawsuits. Executive represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein. Executive also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.

12.  Application for Employment.  Employee understands and agrees that, as a condition of this Agreement, he shall not be entitled to any employment with the Company, its subsidiaries, or any successor, and he hereby waives any right, or alleged right, of employment or re-employment with the Company, its subsidiaries or related companies, or any successor.

13.  Solicitation.   During the Continuation Pay Period, Executive agrees that he will not, directly or indirectly, or by action in concert with others, influence, induce or seek to influence or induce any person who is engaged as an agent or independent contractor with the Company or who is otherwise employed by the Company to terminate his or her relationship with the Company without the consent of Company’s Senior Vice President, Legal & Human Resources.

14.           Restriction on Activities During Continuation Pay Period.  During the Continuation Pay Period, Executive covenants and agrees that he shall not in any county, state, country or other jurisdiction in which Company or any Company Group Member (as defined below) currently does business:

(a)           directly or indirectly, alone or with others, engage in any Restricted Business (as defined below) or engage in the business of providing significant services in or to a Restricted Business;

(b)           be or become an officer, director, stockholder, owner, salesperson, affiliate, co-owner, partner, member, trustee, promoter, founder, technician, engineer, analyst, employee, agent, representative, distributor, re-seller, sublicensor, supplier, investor or lender, consultant or contractor, advisor or manager of or to, or otherwise acquire or hold any interest in, any corporation, partnership, proprietorship, LLC or other business or legal entity that engages in a Restricted Business;

(c)           permit Stockholder’s name to be used in connection with a business that is a Restricted Business; or

(d)           directly or indirectly, alone or with others, interfere with any business of any Company Group Member;

provided, however, that nothing in this Section 1.1 shall prevent Stockholder from owning as a passive investment less than 1% of the outstanding shares of the capital stock of a publicly held corporation if Executive is not otherwise associated, directly or indirectly, with such corporation or any affiliate of such corporation.  For purposes of this Agreement, “Restricted Business” means (i)

the provision of electronics manufacturing services or (ii) the manufacture, sale, marketing or distribution of memory modules, enclosure systems, printed circuit boards or other electronics components manufactured by the Company or any Company Group Member as of the Termination Date or (iii) the engaging in any other business in which the Company or any Company Group Member were engaged as of the Termination Date.  A “Company Group Member” means Company, any affiliate, parent or subsidiary of, or predecessor or successor corporation to, Company.

15.  Breach of Agreement. If Executive breaches this Agreement, including taking any legal action to terminate or otherwise avoid this Agreement, the Company may discontinue any payments due under this Agreement and Executive shall repay any payments of Continuation Pay and payments of his 2005 Bonus that he has already received pursuant to this Agreement or otherwise.  In such event, the Company shall also have the right to cancel Executive’s unexercised stock options.    In addition, the Company may take any legal or equitable action the Company deems necessary to enforce the Company’s rights under this Agreement. If Executive breaches this Agreement, Executive shall also pay the costs, including reasonable attorneys’ fees incurred by the Company to remedy the breach of this Agreement.

16.  No Admission of Liability.  The Parties understand and acknowledge that this Agreement constitutes a compromise and settlement of disputed claims.  No action taken by the   Parties hereto, or either of them, either previously or in connection with this Agreement shall be deemed or construed to be (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by either party of any fault or liability whatsoever to the other party or to any third party.

17.  Final and Binding Arbitration.  The Parties agree that any and all disputes arising out of, or relating to, the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in Santa Clara County before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes.  The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award.  The Parties agree that the prevailing party in any arbitration shall be awarded its reasonable attorneys’ fees and costs.  The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury.  This section will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Executive’s or the Company’s obligations under this Agreement and the agreements incorporated herein by reference.

18.  Authority.  The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. The Executive represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement.  Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise against any of the claims or causes of action released herein.

19.  No Representations.  Each party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement.  Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

20.  Assignment. Executive’s rights and obligations under this Agreement shall not be assignable by Executive.  The Company’s rights and obligations under this Agreement shall be assignable by the Company in the event of a sale of all or substantially all of the Company’s assets or in the event of a merger or other business combination transaction involving the Company as set forth in Section 21.

21.  Successors.  This Agreement shall be binding upon and inure to the benefit of, and shall be enforceable by, Executive and the Company, their respective heirs, executors, administrators and assigns.  In the event of Executive’s death during the Continuation Pay Period, the Company shall make payments of Continuation Pay to Executive’s estate, beneficiary or beneficiaries for the remainder of the Continuation Pay Period and Executive’s estate, beneficiary or beneficiaries shall also have the right to exercise Executive’s vested, unexpired stock options during the remainder of the Continuation Pay Period.  In the event the Company is merged, consolidated, liquidated by a parent corporation, or otherwise combined into one or more corporations, the provisions of this Agreement shall be binding upon and inure to the benefit of the parent corporation or the corporation resulting from such merger or to which the assets shall be sold or transferred, which corporation from and after the date of such merger, consolidation, sale or transfer shall be deemed to be the Company for purposes of this Agreement.

22.  Headings.  The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

23.  Severability.  In the event that any provision hereof  becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

24.  Entire Agreement.  This Agreement represents the entire agreement and understanding between the Company and the Executive concerning Executive’s separation from the Company, and supersedes and replaces any and all prior agreements; and understandings concerning Executive’s relationship with the Company and his compensation by the Company, but excluding the Confidentiality Agreement referred to in Section 5 hereof (which for the removal of doubt shall not be superseded by this Agreement)

25.  No Oral Modification.  This Agreement may only be amended in writing signed by Executive and the Company’s Senior Vice President, Legal and  Human Resources.

26.  Effective Date.  This Agreement is effective eight (8) days after it has been signed by both Parties.

27.  Counterparts.  This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

28.  Voluntary Execution of Agreement.  This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims.  The Parties acknowledge that:

(a)           They have read this Agreement;

(b)           They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c)           They understand the terms and consequences of this Agreement and of the releases it contains;

(d)           They are fully aware of the legal and binding effect of this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

SANMINA-SCI CORPORATION

Dated: 11/8/05	By	/s/ Carmine R. Renzulli
Carmine R. Renzulli
Senior Vice President,
Legal & Human Resources

Dated: 11/08/05	/s/ Randy W. Furr
Randy W. Furr